UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	July 19, 2021

BK Technologies Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-32644	83-4064262
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification Number)

7100 Technology Drive, West Melbourne, FL	32904
(Address of principal executive offices)	(Zip Code)

(321) 984-1414
(Registrant’s telephone number including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $.60 per share	BKTI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [ ]

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of John M. Suzuki

The Board of Directors (the “Board”) of BK Technologies Corporation (the “Company”) has appointed John M. Suzuki, 57, to serve as the Chief Executive Officer of the Company, effective July 19, 2021. Mr. Suzuki was also appointed to fill a newly created seat on the Board and will receive no additional compensation for his service as a director. Mr. Suzuki’s appointment is the result of a thorough executive search plan that was developed by the Board.

Suzuki Employment Agreement and Experience

In connection with Mr. Suzuki’s appointment, the Company and Mr. Suzuki entered into an employment agreement (the “Employment Agreement”) to be effective as of July 19, 2021. Pursuant to the Employment Agreement, Mr. Suzuki will have the duties and responsibilities as are commensurate with the position of Chief Executive Officer, as reasonably and lawfully directed by the Board. The Employment Agreement is an at-will agreement.

Pursuant to the Employment Agreement, Mr. Suzuki’s base salary will be $350,000, and he is entitled to incentive bonus compensation and equity compensation, as determined by the Compensation Committee of the Board (the “Compensation Committee”). In connection with his employment, Mr. Suzuki will be granted an option to purchase up to 100,000 shares of the Company’s common stock. The option to purchase common stock was approved by the Compensation Committee, will be granted pursuant to a Stock Option Grant Agreement between the Company and Mr. Suzuki and will be governed by the Company’s 2017 Incentive Compensation Plan. The Company has the right to terminate Mr. Suzuki’s employment at any time for any reason, with or without cause. Additionally, Mr. Suzuki has the right to resign at any time for any reason. In the event the Company terminates Mr. Suzuki’s employment without cause, (i) the Company agreed to pay Mr. Suzuki an amount equal to 12 months of Mr. Suzuki’s base salary in effect at the time of the termination over a 12-month period; (ii) if Mr. Suzuki elects in a proper and timely manner, the Company agreed to pay Mr. Suzuki’s COBRA premiums for a 12-month period following termination; and (iii) all unvested stock options held by Mr. Suzuki will become fully vested and exercisable, subject to certain conditions set forth in the Employment Agreement. If Mr. Suzuki is terminated for cause, he will not be entitled to any severance.

The preceding description of the Employment Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Since May 2019, Mr. Suzuki has served as Chief Strategy Officer of Imperium Leadership, where he has overseen the development and growth of the business. From May 2015 through May 2019, he served as President and CEO of EFJohnson Technologies, a two-way radio manufacturer. From 2011 through 2015, Mr. Suzuki served in a variety of leadership positions, including as Senior Vice President of Sales for AVTEC Incorporated, and Vice President of Sales and Marketing for 3eTechnologies International, a subsidiary of UltraElectronics. From 2004 through 2011, Mr. Suzuki served as Senior Vice President, Sales of EFJohnson Technologies. Mr. Suzuki has a broad background in general management, strategy, product development, sales, marketing, supply chain, operations and engineering, and mergers and acquisitions. He is a strategic thinker with extensive experience in developing and growing new business opportunities. Mr. Suzuki holds a bachelor’s degree in electrical engineering from the University of Ottawa and an MBA from Duke University. Mr. Suzuki brings extensive experience in the land mobile radio industry and executive leadership to the Board. Based on his experience and background, the Board has concluded that Mr. Suzuki is qualified to serve as a director of the Company.

There are no arrangements or understandings between Mr. Suzuki and any other persons pursuant to which he was appointed as Chief Executive Officer or director. There are also no family relationships between Mr. Suzuki and any of our directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, other than as set forth herein.

Item 7.01
Regulation FD Disclosure

On July 20, 2021, the Company issued a press release announcing the appointment of Mr. Suzuki. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01
Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1 99.1	Employment Agreement Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BK TECHNOLOGIES CORPORATION

Date: July 20, 2021	By:	/s/ William P. Kelly
William P. Kelly
Executive Vice President and Chief Financial Officer